Exhibit 15.1

A N N UAL R E V IE W 2 016

ANNUAL REVIEW 2016

Index Letter to shareholders 5 1Financial highlights 9 2Luxottica Group 13 .1 .2 .3 Overview 14 Mission & strategy 16 Over 50 years of excellence 20 .4 From design to logistics 22 .5 .6 .7 Brand portfolio 28 Distribution 34 People 42 .8 Sustainability 44 3Group results in 2016 47 4Other information 53

Dear Shareholders, On January 16, 2017 we announced, together with Essilor, an historic agreement to combine our two companies and create a major integrated player in eyewear; a European champion with strong national roots between Italy and France and a shared culture of excellence and innovation. We looked ahead, beyond the boundaries, leading the evolution of the industry for the benefit of our customers and consumers. By integrating unparalleled de-sign and the prestige of our brands with the best ophthalmic lenses and the most advanced digital technologies, we will offer innovative products and services of the highest quality. The agreement with Essilor will allow us to accelerate the completion of our in-tegrated model by adding the last component to our value chain. Lenses and frames will be born as a single product right from conception through design and production. This marks a new phase of planning and opportunity for the Group's future, but it would not have been possible without the important results we achieved in 2016, with the support of all of you. This past year, we implemented initiatives and a strategic refocusing that improved the quality and competitiveness of the Group, and set the stage for continued revenue and profit growth. The period of profound change which started with my collaborators two years ago has enabled the Group to broadly strengthen its position in any market and to be simpler, more efficient and employ a faster decision-making process. Much has been done to enhance the brand portfolio, always at the center of our strategies, and its positioning in the market by introducing stricter trade policies in North America, streamlining our distribution in China and harmonizing prices in dif-ferent markets. These projects have impacted short-term results, but they will give us a boost in the medium and long term, preserving the integrity of our businesses. 2016 was also a year of major investments in our industrial infrastructure which is absolutely excellent, our retail network and our digital transformation. In just over six months we created three new large logistics-production hubs in Italy, the United 5

LUXOTTICA GROUP S.p.A. REGISTERED OFFICE AND HEADQUARTERS Piazzale L. Cadorna, 3 - 20123 Milan - Italy Tel. +39 02 86334.1 - Fax +39 02 8633 4636 E-mail: info@luxottica.com Fiscal code and Milan company register no. 00891030272 VAT no. 10182640150 INVESTOR RELATIONS Piazzale L. Cadorna, 3 - 20123 Milan - Italy Tel. +39 02 8633 4870 - Fax +39 02 8633 4092 E-mail: investorrelations@luxottica.com App: Luxottica4Investors CORPORATE COMMUNICATIONS Piazzale L. Cadorna, 3 - 20123 Milan - Italy Tel. +39 02 86334.1 E-mail: corporate.communication@luxottica.com CORPORATE WEBSITE www.luxottica.com LUXOTTICA ON SOCIAL MEDIA twitter.com/luxottica youtube.com/luxotticagroup facebook.com/luxottica instagram.com/luxottica linkedin.com/company/luxottica slideshare.net/luxotticagroup pinterest.com/luxottica google.com/+luxottica LUXOTTICA.COM Photo: Steven Klein Design: The Visual Agency Printing: Grafiche Antiga (Italia)

1Financial highlights > Index 9

I N D E X Key Figures FI N AN CIA L H IGH LIGHT S Key f ig ures 2012 Operating income Asia-Pacific America 2016 10 11 Gross profit (millions of Euro) Net sales 2013 2014 2015 Net sales 2016 (millions of Euro) 2012 2013(millions of Euro) Gross proftNet sales 20142012 20152013 20162014 2015 2016 Net sales by geographic areaNet sales by operating segmentNet income (millions of Euro) Operating incomeGross proftNet sales Latin America Rest of the world WholesaleRetail2012 2013 13% 2014 Europe 2015 19% North 59% 851 804 643 545 39% 61% 3% 6% 534 1,345 1,376 1,158 9,086 1,056 8,837 970 7,652 7,313 7,086 5,932 6,001 5,078 4,789 4,650

2Luxottica Group .1 .2 .3 .4 .5 .6 .7 .8 Overview Mission & strategy Over 50 years of excellence From design to logistics Brand portfolio Distribution People Sustainability > Index 13

I N D E X Overview LUXOT TI C A G ROU P Over v iew Luxot tica Group is a market leader in the design, manufac ture and distribution of fashion, luxur y, spor t s and per formance eyewear. Luxot tica’s 2016 financial per formance confirms the Company’s abilit y to continuously pursue grow th while achieving key strategic and organizational goals. Luxottica operates also one of the fastest grow-ing managed vision care networks in the United States through EyeMed. and sport channels with its “O” stores, offering Oakley-br anded eyewear as well as apparel, footwear, backpacks and accessories designed for athletic lifestyles. Finally, retail brands includ-ing Oliver Peoples, ILORI and The Optical Shops of Aspen give Luxottica a foothold in the luxury space. Luxottica is home to Sunglass Hut, the largest retailer of premium sunglasses in North America, Latin America, Asia-Pacific, South Africa, Europe and the Middle Eas t. Additionally, Luxot tic a launched its new Ray-Ban retail concept in China in 2016. More than physical stores, they offer an in-teractive space created for consumers to embrace the unique Ray-Ban experience and culture. The Oakley brand provides a powerful wholesale and retail presence in both the per formance optics Luxottica’s distribution channels are comple-mented by its e-commerce platforms, including Oakley.com, Ray-Ban.com, SunglassHut.com and Glasses.com. The Company’s total net sales rose to over Euro 9 billion, net income was Euro 851 million and head-count as of year-end was over 80,000 employees. strong well-balanced brand portfolio are recog-nized throughout the world. Proprietary brands include Ray-Ban, one of the world's best-known eyewear br ands, Oak ley, one of the leading product design and spor t per formance brands globally, Vogue Eyewear, Persol, Oliver Peoples, Alain Mikli and Arnette. Licensed brands include Giorgio Armani, Burberry, Bulgari, Chanel, Coach, Dolce&Gabbana, DKNY, Michael Kors, Miu Miu, Paul Smith, Prada, Ralph Lauren, Starck Eyes, Tiffany & Co., Tory Burch, Valentino and Versace. Founded in 1961 by Leonardo Del Vecchio, listed on NYSE since 1990 and Borsa Italiana since 2000, Luxottica is a vertically integrated organization whose manufacturing of sun and prescription eyewear is backed by a wide-reaching wholesale organization and a retail network located primarily in North America, Latin America, Asia-Pacific and Western Europe. The Group’s wholesale distribution network covers more than 150 countries across five continents and has approximately 50 commercial subsidiaries providing direct operations in key markets. Direct wholesale operations are complemented by an ex-tensive retail network comprised of approximately 8,000 stores worldwide as of December 31, 2016. Product design, development and manufacturing for frames take place in Luxottica’s six production facilities in Italy, three factories in China, one in Brazil and one facility in the United States devoted to sports and performance eyewear. Luxottica also has a small plant in India serving the local mar-ket. In 2016, the Group’s worldwide production reached approximately 93 million units. Luxottica is a leader in the optical retail business in North America with its LensCrafters and Pearle Vision brands, in Australia and New Zealand with the OPSM and Laubman & Pank brands, in Chi-na with the LensCrafters brand, in Italy with the Salmoiraghi & Viganò brand and in Latin America with the GMO brand. In North America, Luxottica also operates its licensed optical retail brands Sears Optical and Target Optical. Luxottica also has produced sun and ophthalmic lenses for more than 20 years. The Company has increased its manufac turing capacit y with the recent addition of three new laboratories in Eu-rope, North America and Asia-Pacific which are completely integrated with its logistics hubs. The design and quality of Luxottica’s products and 14 15

I N D E X Mission & strategy LUXOT TI C A G ROU P Mission strateg y Being a global leader in the design, manufac ture and distribution of sun and prescription eyewear with high technical and design standards, Luxot tica’s mission is multi-fold: to improve the well-being and satisfac tion of it s customers while simultaneously creating value for it s employees, it s shareholders and the communities in which the Group operates. rather than just components. Vertical integration of manufacturing was gradually accompanied by the expansion of distribution, first with wholesale, then in 1995 with retail and later with e-commerce, and by the creation of a key presence in the high value-added businesses of lens processing. Direct distribution enables Luxottica to offer its products in major developed and emerging mar-kets and achieve a unique understanding of con-sumer needs and tastes both globally and locally. This capability is viewed as a strength by fashion houses that come to Luxottica to produce their eyewear collections and access the Group’s global and widespread distribution network. Direct control of the entire production platform makes it possible to verify the quality of both products and processes, introduce innovations, identify synergies and new operating methods and optimize service, quality and costs. Development of a vertically integrated business model Incorporation - L u x o t t i c a w a s f o u n d e d b y Leonardo Del Vecchio in 1961. The Company star ted out as a small workshop and operated until the end of the 1960s as a contract producer of dyes, metal components and semi-finished goods for the optical industry. It gradually wid-ened the range of processes offered until it had an integrated manufacturing structure capable of producing a finished pair of glasses. In 1971, Luxot tica’s first collec tion of prescription eye-wear was presented at Milan’s MIDO (an inter-national optics trade fair), marking Luxot tica’s definitive transition from contract manufacturer to independent producer. VERTICAL INTEGRATION Product Development (Design & Engineering) Manufacturing Expansion in wholesale distribution - In the early 1970s, the Company sold its frames exclusively through independent distributors. In 1974, after five years of sustained development of its manu-facturing capacity, it started to pursue a strategy of vertical integration, with the goal of distributing frames directly to retailers. The first step was the acquisition of Scarrone S.p.A., which had marketed the Company’s products since 1971 bringing with it a vital knowledge of the Italian eyewear market. Every collection and every frame is the result of an ongoing R&D process that anticipates and in-terprets the needs, desires and aspirations of con-sumers all over the world. This process has become more valuable as sun and prescription eyewear are increasingly perceived as a desirable and expres-sive accessory to complete one’s personal look. Luxottica’s long-term strategy is to continue to expand in the eyewear and eye care sectors by growing its various businesses, whether organi-cally or through acquisitions. The Company will continue to focus on the following strategic pillars: vertical integration, design and technological innovation, brand portfolio management, global footprint, financial discipline and the develop-ment of talented and committed employees. Logistics Luxottica delivers on its mission through a vertical-ly integrated business model with manufacturing excellence, focus on service and a geographically diversified footprint. This has led to greater ef-ficiency, flexibility and speed in product design, engineering, manufacturing, supply chain and logistics, and uncompromising quality. Luxottica’s international expansion began in the 1980s with the acquisition of independent dis-tributors and the formation of subsidiaries and joint ventures in key markets. VERTICAL INTEGRATION Distribution Wholesale Retail E-commerce One of the competitive advantages underpinning the Group’s past and future successes is the verti-cally integrated business model that Luxottica has built over the decades. Luxottica’s wholesale distribution expansion focuses on customer differentiation, custom-ized service and new sales channels, such as large department stores, travel retail and e-commerce, as well as continuous penetration into new markets. The achievement of high standards in quality reflects the Group’s strong technical and manu-facturing expertise - the result of over 50 years of experience - and its constant commitment to technological innovation, style and design, the study of changing consumer tastes and the inter-pretation of fashion trends. The Group’s present structure, covering the entire value chain, is the result of a far-sighted choice made by the Company’s founder and current Executive Chairman, Leonardo Del Vecchio, who understood the potential of a vertical integration strategy when he decided to make entire frames Customers 16 17

I N D E X Mission & strategy LUXOT TI C A G ROU P Eyewear, a new frontier of fashion - The acqui-sition of La Meccanoptica Leonardo in 1981, the owner of the Sferoflex brand and developer of an important flexible hinge patent, enabled the Company to enhance the design and quality of its products and increase its market share. became the world’s first significant eyewear man-ufacturer to enter the retail market, maximizing synergies with its production and wholesale distri-bution and increasing penetration of its products through LensCrafters stores. Innovative thinking set the roots of Luxottica in its early years, when the founder had a far-sight-ed vision to boost the growth of the Company by vertically integrating the entire value chain. Managing all stages of the production process ensures the highest levels of product quality and service. At the same time, direct distribution and sales allow the Group to have direct relationships with its consumers. GLOBAL FOOTPRINT L u x o t t i c a i s c o m m i t t e d t o m a i n t a i n i n g a n d strengthening its leading position in the markets where it operates. It also focuses on evaluating opportunities to further penetrate emerging mar-kets, a key driver of its long-term growth strategy. Luxottica aims at increasing its market presence through stronger retail distribution while consoli-dating its wholesale network and further growing its presence in e-commerce and omnichannel. Since 2000, Luxottica has strengthened its re-tail business by acquiring a number of chains, including Sunglass Hut (2001), a leading retailer of premium sunglasses, OPSM Group (2003), a leading optical retailer in Australia and New Zea-land, and Cole National (2004), which brought with it another important optical retail chain in North America, Pearle Vision, and an exten-sive retail licensed brands store business (Target Optical and Sears Optical). In 2005, the Compa-ny began its retail expansion into China, where LensCrafters has become a leading brand in the country’s high-end market. In the same year, the Group also started to expand Sunglass Hut globally in high-potential markets like the Middle East, South Africa, India, Southeast Asia, Mexico, Brazil, Europe and China. In 2011, Luxottica start-ed its optical retail expansion in Latin America by completing the acquisition of GMO, a leading retailer in Chile, Peru, Ecuador and Colombia. In 2016, Luxottica completed the acquisition of Salmoiraghi & Viganò, in which Luxottica has held a minority stake since 2012. Salmoiraghi & Viganò is one of the leading optical retail chains in Italy. From the late 1980s, eyeglasses, previously per-ceived as mere sight-correcting instruments, began to evolve into eyewear. An aesthetic focus on everyday objects and designers’ in-terest in the emerging accessories market led Luxottica to embark on its first collabora-tion with the fashion industry in 1988 by en-tering into a licensing agreement with Giorgio Armani. The Company followed that initial collab-oration with numerous others and with the acqui-sition of new brands, gradually building its current world-class brand portfolio. Design and technological innovation Luxottica’s designs both reflect and influence emerging fashion trends. The Group emphasises on unique product design and the continuous de-velopment of new styles that appeal to the needs and desires of consumers. FINANCIAL DISCIPLINE Luxottica has delivered solid sales growth, while maintaining a strong focus on operating profitabil-ity, return on investment and cash flow generation in order to provide a solid basis for future growth. While it continuously invests in the business, the Company closely monitors working capital management and focuses on debt optimization to help further strengthen its financial position, accomplish its key objectives, and ultimately im-prove the rate of return for shareholders. While wearable technology is in its early stages, Luxottica has taken a leading role in exploring and developing smar t eyewear through par t-nerships with leading technology innovators. In October 2016, Luxottica and Intel launched "Radar Pace", Oakley branded smar t glasses with a voice-activated real time coaching system to improve the work-out experience and perfor-mance for runners and cyclists. Over the years Luxottica has launched col-lections fr om names like Bulgari (1997), Chanel (1999), Prada (2003), Versace (2003), Donna Karan (2005), Dolce&Gabbana (2006), Burberry (2006), Ralph Lauren (2007), Paul Smith (2007), Tiffany & Co. (2008), Tory Burch ( 20 0 9 ), C o ac h ( 2 01 2 ), S t ar c k E y es ( 2 01 3 ), Giorgio Armani (2013), Michael Kors (2015) and Valentino (2017). PEOPLE Highly qualified, motivated and committed em-ployees are critical to the long-term success of the Company. Luxottica carefully manages the hiring and training process with the goal of recruiting and retaining top talent. It also designs compre-hensive succession plans to ensure effective de-velopment and continuity. BRAND PORTFOLIO MANAGEMENT Moreover, in 1999 Luxottica acquired Ray-Ban, one of the world’s best-known sunglasses brands, along with its crystal sun lens technology. A step further in the lens business - Luxottica is already a global leader in lens manufacturing. Ray-Ban, Oakley and Persol brands all carried a dis-tinctive know-how in sun lenses when Luxottica ac-quired them and the acquisition of LensCrafters in 1995 brought an expertise in ophthalmic lenses. In 2016, the Company took a step further into the lens business with new state-of-the-art production facilities in Italy, the United States and China to increase its production capacity for both sun and ophthalmic lenses. Building strong brands that create enduring re-lationships with consumers is key to Luxottica’s sustainability in the future. The Company has a strong and well-balanced brand portfolio that includes a number of proprietary and licensed brands. Its composition is gradually modified by the acquisition of new brands and licensing agreements, along with the removal of brands no longer deemed strategic. These actions are tak-en in order to continually attract a wide range of consumers around the world with different tastes and lifestyles. Luxottica’s long-term objectives remain consistent: to focus on leading, appealing brands, balance proprietary and licensed brands, avoid brand dilution and lengthen the average term of licensing agreements. In 2007, Luxottica acquired Califor nia-based Oakley, a leading sport and performance brand, which owned the Oliver Peoples brand and a license to manufacture and distribute eyewear under the Paul Smith name. At the time of the acquisition, Oakley had its own retail network of over 160 stores. Over the last decade, the Group has developed a welfare system that is deep-rooted in its history and in its culture of responsibility and commit-ment to rewarding success. Luxottica invests in the future of the Company by investing in the well-being and satisfaction of its employees, which in turn boosts creativity, passion and col-laboration. In 2013, Luxottica acquired Alain Mikli Interna-tional, a French luxury and contemporary eyewear company, which owned the Alain Mikli brand and the Starck Eyes license. As a result of the acquisi-tion, Luxottica strengthened both its luxury brand portfolio and prescription offerings. INNOVATION The future of eyewear and all its untapped oppor-tunities is a source of inspiration that drives the Group to create, experiment, refine and imple-ment new ideas, from the research of new mate-rials and product development to manufacturing, distribution and digital platforms. Expansion in retail distribution - In 1995, Luxottica acquired the United States Shoe Corpo-ration, which owned LensCrafters, one of North America’s largest optical retail chains. Luxottica 18 19

I N D E X Over 50 years of excellence LUXOT TI C A G ROU P Ove5r 0 years ofexcellence A A first-class brand por t folio ver tically integrated business model Acquisition of OPSM leading Acquisition Acquisition retail expansion expansion of Glasses.com Acquisition of frst collection agreements retail: LensCrafters First step into & Viganò in Italy eyewear fashion industry America: GMO 20 21 Acquisition retailer in Australiaof Oakley and New Zealand Acquisition of Vogue Eyewear Acquisition Strengthening Acquisition Sunglass Hut of Cole National Latin Americaof Alain Mikli expansion retailin Mainland ProducerEntry into ListingEntry into Listing on China and of framewholesaleon NYSEthe managed Borsa ItalianaSoutheast Asia components distribution vision care business in the United States 1961 1971 1974 1988 1990 1995 1998 1999 2000 2001 2003 2004 2005 2007 2009 2011 2012 2013 2014 2015 2016 Starting optical Sunglass Hut Acquisition of Persolof Ray-Banin Chinain Spain and Portugal Entry into sun retail: acquisition Acquisition of Sunglass Hut of Tecnol in Brazil: starting the “made in Brazil” journey LaunchEntry into Entry into optical of prescription with the retail in Latinof Salmoiraghi

I N D E X LUXOT TI C A G ROU P From design to log istics Luxot tica’s ver tically integrated business model and geographically diversified manufac turing footprint have led to greater ef ficienc y and speed in produc t design, engineering, manufac turing and logistic s, while maintaining uncompromising qualit y. from both market trends and their own imagination and creativity. In addition, the design team works direc tly with the marketing and sales departments, which monitor the demand for current models, as well as general style trends in eyewear. transform designs into one-off pieces, crafted by hand with meticulous preci-sion. These frame prototypes are then shared with the product department, which analyzes the necessary steps to bring the prototype to mass production. DESIGN Emphasis on product design and the continuous development of new styles are key to Luxottica’s success. During 2016, Luxottica added approximately 2,000 new styles to its eyewear collec-tions. Each style is typically produced in two sizes and five colors. In the first phase of the cycle, the prod-uct department uses visual rendering and 3D software to design new models and the neces sar y equipment. The mold workshop then assembles the equipment needed to make the com-ponents for the new model. The very first samples are assembled and under-go a series of rigorous tests required by internal quality control procedures. PRODUCT DEVELOPMENT The design of the Group’s produc ts is the focal point where vision, tech-nology and creativity converge. Each frame expresses Luxottica’s core pre-cepts: innovation in st yle combined with innovative materials, technolo-gies and processes, and unparalleled cr af t smanship. The design proces s begins with Luxottica’s in-house de-signers who work in an environment that promotes innovation, originality and a creative process where eyewear is interpreted as ar t, as an object to put on display. They draw inspiration Product development is the next stage of execution. The research and development efforts of Luxottica’s engineering staff play a crucial role in the development process. Engineers are continuously looking for new materials, concepts and technol-ogy innovations to apply to products and processes in an effort to differ-entiate them in the eyewear market. During the initial phase of the devel-opment process, the prototype makers After the quality certification, the sales samples are produced and subjected to a new intensive series of tests to verif y the quality of the engineering and production. Finally, Luxottica de-ter mines which of it s plant s is bes t 22

I N D E X From design to logistics LUXOT TI C A G ROU P suited to manuf ac ture the produc t and large-scale production begins. By using a launch calendar that focuses on customer and geographic demand, the Group has been able to shr ink p ro d uc t d evelo p me nt timeline s in recent years. Five facilities are located in Northeast-ern Italy, where most of the country’s eyewear industr y is based, and one near Turin. In Brazil, the manufacturing facility in Campinas produces both plastic and metal frames for the local market. Shortly after Luxottica acquired the facility in 2012, they launched the first locally designed and produced Vogue Eyewear collection for Brazilians, fol-lowed by select Ray-Ban, Ar nette, Oakley and Armani Exchange collec-tions. In 2016, the Campinas plant produced the remaining 3% of total production output and approximately 50% of the eyewear sold by Luxottica in the Brazilian market. The Sedico hub was opened in 2001 and is one of the most technically ad-vanced in the industry. In 2016, it man-aged approximately 30,000 orders per day, including eyeglasses and spare parts. The Sedico facility ships approx-imately 240,000 units daily to custom-ers in Europe, the Middle East, Africa, select United States markets and the Group’s distribution centers in the rest of the world, where they are then deliv-ered to local customers. In addition, it manages customized services, such as Ray-Ban Remix, providing direct global deliveries. Three manufacturing facilities in China and a small plant in India collectively represent another 46% of total pro-duc tion output. From 1997 to 2001, L u xot tic a o p er ate d t he Dongguan plant in China’s Guangdong province through a 50% -owned joint venture with a Japanese par tner. In 2001 the C o m p a ny a c q u i r e d t h e r e m a i ni n g 50% interest and, in 2006, it fur ther increased manufacturing capacity in China through the construction of an entirely new facility. In 2010, Luxottica began producing plastic sun lenses to be paired with frames that are man-ufactured in the same location. Soon after, the Company integrated a new state-of-the-art plant, primarily dedi-cated to frame details and decorations. MANUFACTURING In 2016, Luxottica’s manufacturing fa-cilities located in Italy, China, India, the United States and Brazil, produced a combined total of approximately 93 mil-lion prescription frames and sunglasses. Ongoing R&D and innovation has al-lowed the Company to strengthen its manufacturing processes, upgrade its capacity at each of these facilities and improve the overall quality of its prod-ucts. Automation is also key in boosting the efficiency of Luxottica's productions. Plastic frames are manufactured using either a milling or an injection mold-ing process. In the milling process, a computer-controlled machine carves frames from colored acetate slabs. This process produces rims, temples and bridges that are then assembled, finished and packaged. In the injec-tion molding process, plastic resins are liquefied and injected into molds. The plastic parts are then assembled, coat-ed, finished and packaged. Recently, Luxottica opened three new laboratories within its logistics hubs in Italy, the United States and China specif-ically for the production of ophthalmic lenses. These labs are in addition to the six existing lens manufacturing facilities that have made Luxottica a competi-tive player in the high-end ophthalmic lens business. Luxottica operates four central labs in North America, includ-ing the Oakley Foothill Ranch facility, a lab in Latin America and the Eyebiz joint-venture with Essilor in Thailand which serves the Australian market. Automation and robotics Luxottica has incorporated robotics, automation, computing and big data into its manufacturing processes with a focus on value added activities. The Group is developing a higher level of automation and factory digitalization to continuously improve speed, flexi-bility, quality and productivity. The Dongguan hub was opened in 2006 and manages an average of 200,000 units per day. The growth in the Asia-Pacific region has made this hub a strategic part of the Group’s dis-tribution network. Luxottica continues to invest in ways to improve services and increase capacity in order to create even greater efficiencies in the region. Manufacturing footprint The Foothill Ranch facility in Califor-nia represents another 10% of total production output and manufactures high-performance sunglasses, prescrip-tion frames and lenses and assembles most of Oakley’s eyewear products. Oakley apparel, footwear and certain goggles are produced by third-party manufacturers. LENSES Luxot tica’s manufac turing footprint includes six facilities located in Italy, the center of Luxottica’s luxur y eye-wear produc tion, all of which com-bine the tradition of Italian craftsman-ship with the speed and efficiency of modern automation. These factories represent 41% of global produc tion output. Products and materials Luxottica has gradually developed an expertise in producing its own lenses in-house. Investments in breakthrough technology and processes, rigorous testing and increasing synergies within the Group have improved the quality of Luxottica’s lenses for sunglasses and eyeglasses over time. The Atlanta facility, opened in 1996, has consolidated several North Ameri-ca-based facilities into a single state-of-the-art distribution center located close to one of the major airport hubs of the United States. It serves both Luxottica’s retail and wholesale businesses in the North American market. This facility manages up to 160,000 units per day. LOGISTICS FRAMES Over the years Luxottica has progres-sively diversified its technology mix from the traditional metal, plastic in-jection and acetate slabs to include al-uminium, wood, die casting and fabric inserts. Consumer needs are continu-ously changing, which requires quick technological adaptations. The Group’s distribution system, which serves both the retail and wholesale businesses and links them to the pro-duction facilities, is globally integrated and fed by a centralized manufacturing platform. It provides daily monitor-ing of global sales performance and inventory levels to meet local market demand. The Lauriano plant in Italy is a bench-mark for the world of Luxot tica sun lenses with its multiple roles: produc-tion plant, research and experimental lab dedicated to the lates t innova-tions, and logistics center delivering sun lenses to the rest of the Group. The Foothill Ranch facilit y also per-forms a key role in the Group’s sun lens operations, manufacturing high-per-for mance s unglas s es, p res c r iptio n f r ames and lenses and as sembling most of Oakley’s eyewear products. In 2016, the Group incorporated a cut-ting-edge color enhancing technology crucial for the Oakley PrizmTM and the Ray-Ban Chromance lenses. The Jundiaí facility, opened in 2013 in Brazil, offers targeted distribution ser-vices to customers and serves the local market. This facility manages approxi-mately 26,000 units per day. Luxottica’s manufacturing process for metal frames has approximately 70 different phases, beginning with the production of basic components such as rims, temples and bridges using a molding process. These compo-nents are then welded together to form frames over numerous stages of detailed assembly work. Once assem-bled, the metal frames are treated with various coatings to improve their resis-tance and finish, and then prepared for lens fitting and packaging. There are four main distribution hubs in strategic locations serving the Group’s major markets: Sedico (Italy), Atlan-ta (United States), Dongguan (China) and Jundiaí (Brazil). They operate as centralized facilities under a highly automated order management system, which services other Group distribution centers and, in some markets, ships products directly to customers, thereby further reducing delivery times and keeping stock levels low. In 2016, the Group made strategic in-vestments to expand the current main hubs in Sedico, Dongguan and Atlanta, while reducing the total number of distribution centers globally from 18 to 13. The new hubs also include three new lens laboratories, creating inte-grated logistics and production hubs between lenses and frames. 24 25 Group production output Italy 41% United States 10% Brazil 3% China + India 46% Technology breakdown 2015 2016 Metal 29.5% Injected 30.9% Acetate 39.7% Metal 28.4% Injected 34.3% Acetate 37.3%

I N D E X From design to logistics LUXOT TI C A G ROU P In 2017, Luxottica will continue to streamline its global network by clos-ing other facilities and concentrating its activities at the four main hubs in order to directly serve the final customer with accelerated speed to market. eyewear products undergo extensive testing against standards established specifically for eyewear by ANSI (Z.80.3), ASTM, Standards Australia Limited (AS 1067) and EU (EN ISO 12312 and EN ISO 12870). These standards relate to product safety and performance and provide quantitative measures of optical quality, UV protection, light transmission and impact resistance. ANTI-COUNTERFEITING POLICY Intellectual property is one of Luxottica’s most important assets and is protected through the registration and enforce-ment of its trademarks and patents around the world. The Group’s commitment is demon-strated through its ongoing anti-coun-terfeiting activities. Trademarks and products from market leaders are in-creasingly copied and the implementa-tion of a strong anti-counterfeiting pro-gram that leverages Luxottica’s global organization allows the Company to maintain the equity of its authorized distribution network and send a strong message to wholesale and retail in-fringers that the Group will work fierce-ly to protect its intellectual property. A GLOBAL “CULTURE OF QUALITY” The satisfaction of wholesale cli - ents and retail consumers is one of Luxottica’s primary and indispensable objectives. Achieving this objective depends on the continuous improve-ment of every phase of the production and distribution cycle. While increasing production capacity in both developed and emerging countries, the Company is pursuing a crucial goal: delivering the same ”Made in Luxottica” quality everywhere in the world. Luxottica manufactures high quality sun and ophthalmic lenses. Its lenses are made from the high quality optical material, using advanced lens technol-ogy and aesthetic treatments, providing protection and visual clarity. To assure its quality standards world-wide and the right support for quality improvement, Luxottica has four main labs in Italy, China, Brazil and the United States. Each lab is responsible for estab-lishing and maintaining the quality stan-dards in the region where it is located and supports activities in engineering, production and market feedback man-agement. All of these labs conduct the same tests using the same equipment and procedures which are developed and approved in the central Italian lab. Through a strong international inves-tigative network the Company is able to identify key sources of counterfeit goods, assist local law enforcement in investigating these sources and, when applicable, file legal actions against the counterfeiters. Regardless of location, a single quality system is applied to product devel-opment, procurement, distribution, operational analysis and uniform and measurable perfor mance manage-ment in the plants. Campinas Luxottica manufactures products of the highest quality. Most of the equipment is specially designed and adapted for the Group’s manufacturing process-es. This facilitates a rapid response to customer demand and the observance of strict quality control standards. The teams regularly inspect semi-finished products, verifying the feasibility of prototypes in the design phase, con-trolling standards in both the product development and production phases, subsequently checking for resistance to wear and tear and reviewing optical properties in relation to type of use. The manufacturing processes and ma-terials used by primary suppliers are also controlled and certified. Additionally, the Group continues to consolidate and strengthen its coop-eration with customs organizations around the world, which helps to stop, seize and destroy hundreds of thou-sands of counterfeit goods each year. In 2014, Luxottica’s Italian, Chinese and US manufacturing facilities were grant-ed accreditation by the American As-sociation for Laboratory Accreditation (A2LA) for performing ISO 8624 and ISO 12870 tests on eyewear. The A2LA accreditation program provides formal recognition of the technical compe-tence and quality management utilized in performing these specific tests. Luxottica is a member of the major global anti-counterfeiting organiza-tions, including the International Trade-mark Association (INTA), the Quality Brands Protection Committee (QBPC) and the INDICAM, an organization based in Italy. The Group dedic ates consider able ef for ts to monitoring the traf ficking of counter feit goods through the in-ternet, and works actively to remove counterfeit eyewear from certain pop-ular online auction platforms. It also shuts down websites that violate its intellec tual proper t y rights through the sale of counterfeit products or the unauthorized use of Luxottica’s trade-marks. technology which allows the Company to verify the authenticity of the prod-ucts as well as the validity of resellers through a sensor (RFID tag) embed-ded in the frame. The device contains key information to identify each indi-vidual pair of glasses as it goes from production to its sales destination. TRACEABILITY THROUGH RFID Luxottica is constantly searching for new ways to be more effective in the fight against counterfeit goods and the expansion of the parallel market that diver ts goods to unauthorized sales channels. In this contex t, Luxot tica has developed GLOW (Guaranteed Luxot tica Origin Worldwide), an in-novative traceability system based on RFID (Radio-Frequency IDentification) Every year, Luxottica enhances the per-formance criteria used in its standard tests and introduces new requirements. As a result, the return rate for defec-tive merchandise manufactured by Luxottica has remained stable at ap-proximately 1% in 2016. Luxottica designs products to meet or exceed relevant industry standards for safety, performance and durability. Throughout the development process, 26 27 Luxottica Operations – Main facilities United States Italy Agordo Cencenighe Lauriano Pederobba Brazil RoveretoDongguan (São Paolo) Sedico Jundiaì Manufacturing Logistics hub Primary service center (Ophthalmic lens laboratory + Logistics hub) China Atlanta Foothill Ranch

I N D E X Brand portfolio LUXOT TI C A G ROU P Brand por t folio Luxot tica’s brand por t folio is one of the largest in the industr y with leading brands both at a regional level and in par ticular segment s and niche market s. Established in 1975 and acquired in 2007, Oakley is one of the leading product design and sport performance brands in the world, chosen by world-class athletes to compete at the highest level possible. The holder of more than 800 patents, Oakley is also known for its innovative lens technologies, including High Definition Optics. Oakley extended its position as a sports eyewear brand into apparel and accessories, offer-ing men’s and women’s product lines that appeal to spor ts per formance, active and lifestyle consumers. Persol, the iconic made in Italy eyewear brand, made its debut in 1917 and was ac-quired by Luxottica in 1995. With its evoca-tive name, meaning “for sun”, it is the proud heir to a culture of excellence and crafts-manship, a per fect alchemy of aesthetics and technology. The irresistible appeal of timeless design and art-like quality makes the brand a favorite in the world of cinema. Acquired by Luxottica in 2007, Oliver Peoples was founded in 1987 with its first store in West Hollywood and the introduc-tion of a retro-inspired eyewear collection. Oliver Peoples frames are handcrafted from the finest quality materials, in colors and styles exclusive to the brand. Frames are manufactured in limited quantities and with deliberate anti-logo labeling which appeals to refined consumers. The portfolio is well-balanced between proprietary and licensed brands and it continues to evolve. PROPRIETARY BRANDS In 2016, proprietar y brands accounted for ap-proximately 68% of total sales of frames. Ray-Ban and Oakley eyewear, the two largest brands in Luxottica’s portfolio, accounted for approximately 27% and 11%, respectively, of the Group’s 2016 net sales. Founded in 1992 and acquired by Luxottica in 1999, Arnette is an active lifestyle eyewear brand that appeals to young and “forever young“ consumers with an easy going style. Key traits of Arnette are functional afford-able quality designed for everyday use and an authentic love for popular freestyle action sports like surf and skate. The presence of Ray-Ban, one of the world’s lead-ing lifestyle eyewear brands, and Oakley, a leader in the sport and performance category, gives the proprietary brand portfolio a strong base, comple-mented by Persol, Oliver Peoples and Alain Mikli in the high-end of the market, Arnette in the sport market, and Vogue Eyewear in the fashion market. Alongside the proprietary brands, the portfolio has over 20 licensed brands, including some of the most well-known and prestigious names in the global fashion and luxury industries. Acquired by Luxottica in 2013, Alain Mikli represents over 35 years of passion and know-how. In 1978, the designer Alain Mikli began to use eyewear as a means to com-municate personal style and trends. These became frames to see as well as to be seen. With its manufacturing and distribution know-how, its experience in international markets and direct retail operations supported by marketing investment, Luxottica is the ideal partner for fash-ion houses and stylists seeking to translate their style and values into successful premium eyewear collections. Luxottica differentiates each design-er’s offering to produce a broad range of models that appeal to a diverse group of consumers, life-styles and geographies. Timeless style, authenticity and freedom of expression are the core values of Ray-Ban, a leader in sun and prescription eyewear for generations. Since the introduction of the iconic Aviator model created for the aviators of the United States Army, Ray-Ban has been at the forefront of cultural change, b ecoming a s y mb ol of s elf-ex pres sion, worn by celebrities and public figures all around the world. The lifestyle brand joined the Luxot tica Group in 1999 af ter which Ray-Ban accelerated its growth and rede-fined its distribution. Launched in 1973 under the same name as the famous fashion magazine, Vogue Eyewear was acquired by Luxottica in 1990. The brand, which reflec t s the dominant fashion trends of the moment, offers a wide global assortment as well as local collections for emerging markets. It has become a truly international contemporary fashion brand. Launched in 1967, the Group’s original line best conveys the experience and tradition that are its essence. 28 29

I N D E X Brand portfolio LUXOT TI C A G ROU P Sferoflex, which joined the Group’s portfolio in 1981, takes its name from the patented flexible hinge enabling the temples to con-form to the shape and size of the face, thus increasing the resilience of the frame itself and ensuring perfect fit. Created in the early 80’s by Giorgio Armani, this label is designed for trendy customers who love the Armani DNA. Armani’s core elements are revisited in a modern take on fresh style, with innovative and colorful de-signs that are distinguished by contemporary lines, shapes and materials. Since its founding in England in 1856, Burberry has been synonymous with quality, as defined by the endurance, classicism and functional-ity that characterized its history. Burberry has become a leading luxury brand with a global business. The eyewear collection, under license since 2006, is inspired by the brand’s innovative ready-to-wear and accessory col-lections and incorporates recognizable iconic elements for both men and women. Founded in 1941 as a family-run workshop in a Manhattan loft, Coach has grown into a leading American designer and marketer of fine accessories and ready-to-wear for wom-en and men around the world. Under license since 2012, the Coach eyewear collection perfectly expresses the effortless New York style and the authentic American heritage of the Coach brand. LICENSED BRANDS Designer lines are produced and distributed through license agreements with major fashion houses. These agreements are exclusive contracts which typically have terms of between four and ten years, and may contain options for renewal. Under these license agreements, Luxottica is re-quired to pay a royalty ranging from 5% to 14% and a mandatory marketing contribution of be-tween approximately 5% and 15% of net sales of the related collection. A|X Armani Exchange is the youthful la-bel created in 1991 by Giorgio Armani to capture the heritage of the Armani brand through the lens of its young fashion-forward urban spirit. Modern bold shapes in original shades reflect contemporary design with stylish details, even with an accessible price. Dolce&Gabbana is a luxur y brand which draws inspiration from the roots and the au-thentic values of its own DNA: Sicily, sensu-ality and sartorial ability. Dolce&Gabbana’s essence lies in its contrasting yet comple-mentary features. The eyewear collection, under license since 2006, is characterized by glamorous, unconventional shapes, pres-tigious materials and sumptuous detailing. Under license since 1997, Bulgari, the great Italian jeweler and master of colored gem-stones of international fame, represent s one of the most exclusive brands in eye-wear. Contemporary design, unique styles and glamorous details are combined with superior quality. This brand is positioned for t he highes t s eg me nt of eyewear as jewelr y, with luxur y Italian craf tsmanship and bold st yle. Bulgari eyewear features precious materials such as gold, gemstones and Austrian crystals and is carefully crafted in timeless designs. Prada is the most significant license in Luxottica’s portfolio as measured by total sales. In 2016, sales realized through the Prada, Prada Linea Rossa and Miu Miu brand names together represented approximately 4% of Group sales. Armani Group Under license since 2013, the Armani Group in-cludes the following collections: Characterized by lightweight materials and a slender line, the Brooks Brothers collections reflect the American brand’s iconic style. This is an accessible product line with clas-sic style that delivers high functionality and quality. The original license agreement was signed in 1992. DKNY is easy-to-wear fashion charac ter-ized by the energetic attitude of New York City: sleek, metropolitan, fun, fast and real. The brand caters to contemporary, urban, fashion-conscious women, addressing a broad range of lifestyle needs, from work to weekend, jeans to evening. Under license since 2005, DKNY eyewear offers modern design at an accessible price, for wardrobe staples that are the perfect mix of quality, value and style. In 1999, Luxottica was the first Company licensed to produce Chanel eyewear. The Chanel eyewear collection, targeting luxu-ry-oriented consumers, reflects the essential characteristics of the brand: innovative cre-ations, fashion, elegance and refinement. The Giorgio Armani brand has an incompa-rable and timeless sense of style. Armani’s vision of the world of creative design is not just about turning heads, but about leaving a lasting impression. Pure lines, intrinsic ele-gance and care for details are the elemental concepts underlying all of Giorgio Armani’s iconic designs as well as of its eyewear styles. 30 31

I N D E X Brand portfolio LUXOT TI C A G ROU P Established in 1981, Michael Kors is an au-thentic contemporary fashion brand. Michael Kor s eyewear, launched by Lu xot tic a in 2015, of fers a glamorous lifest yle for the consummate jetset ter that is as sophisti-cated as it is indulgent and as iconic as it is modern. Michael Kors’ eyewear collections capture the glamor and effortless sophisti-cation for which the designer is celebrated, drawing upon signature details found in the brand’s most iconic designs. E s t a b l i s h e d i n R o m e i n 196 0, M a i s o n Valentino is one of the highes t ex pres - sions of couture savoir faire and the ex-cellence that has made Italian produc t s famous worldwide. The Ateliers in Palazzo Mignanelli, the company's historic head-quar ters in the hear t of the Eternal Cit y, are where creativit y and exper tise meld in search of timeless elegance. Lightness, grace and precious delicacy are the DNA of Valentino. The Valentino eyewear col-lec tions embodies the Maison’s timeless elegance in a perfect balance between tra-dition and innovation in full respect of the iconic values of the brand. The first eyewear collection with Luxottica will be launched in 2017. T h e M i u M i u ey e w e a r c o ll e c t i o n w a s launched with brand-new luxur y position-ing in 2011 to align it with the brand’s other product categories. Miu Miu, which reflects the essence of Miuccia Prada, is a brand for fashion forward, seriously light-hearted and provocative women who aspire to a more avant-garde and sophisticated lifestyle. Starck Eyes joined Luxottica’s portfolio as part of the Alain Mikli acquisition in 2013. The unique Starck Eyes collection celebrates minimalism and innovation through an ex-clusive technological revolution: the heart of the product is the patented Biolink®, a screw-less hinge modelled after the hu-man clavicle, which allows a full 360-degree movement for increased comfort and dura-bility - biomechanics at the service of vision. Ralph Lauren Under license since 2007, Ralph Lauren includes the following collections: Founded in 1837 in New York City, Tiffany has a rich heritage filled with celebrated events, artists and milestones that live on to-day in legendary style. Luxottica was the first Company licensed to produce Tiffany’s eye-wear collection, which takes inspiration from the most iconic jewelry collection, celebrat-ing stunning originality and enduring beauty. The first collection was launched in 2008. Launched in 1994 and licensed by Luxottica in 2007, the Paul Smith Spectacles brand includes prescription and sun eyewear fea-turing the whimsical yet classic designs and attention to detail that are synonymous with one of Britain’s leading fashion designers. Ralph Lauren has made an indelible imprint on the fashion world with his collections for men and women. Today, his signature themes - Hollywood romance, town-and-country her-itage, cosmopolitan city-chic and Art Deco glamor - extend into the world of Ralph Lau-ren eyewear. With sleek modernity and clas-sic proportions, each pair is a vivid expression of the designer’s elegant, sophisticated style. Versace is a prestigious fashion and lifestyle brand and a symbol of Italian luxury world-wide. It is designed for men and women who desire a modern and glamorous style that combines sophistication and sex appeal. The eyewear collection, under license since 2003, bears the distinctive visual details the fashion house is known for. Prada Group Under license since 2003, the Prada Group in-cludes the following collections: Tory Burch is an American attainable luxury lifestyle brand that embodies the unique sense of s t yle of it s chair man, CEO and designer, Tor y Burch. L aunched in 20 04 with her now iconic Reva ballet flats and the tunic, the brand further expanded into accessories, apparel and beaut y. Known for her bohemian preppy aesthetic, Tor y Burch launched its eyewear collection with Luxot tica in 2009. Her bold use of color, graphic prints and eclectic detailing are all signatures of the brand. Prada represents the best of Italian culture and tradition. It is one of the most inno-vative, prestigious and widely recognized brands in the fashion and luxury goods in-dustries, with a keen attention to details and new trends. The Prada eyewear collection reflects this approach with unmistakable style, refined elegance and uncompromising quality. The Prada collection also includes the Prada Linea Rossa line, which is inspired by the world of luxury sports to convey an everyday casual yet sophisticated style. Representing Ralph Lauren’s iconic status as a designer recognized throughout the world, Polo Ralph Lauren reflects a celebrat-ed vision of classic yet spirited American style for men and women. Timeless and authentic, Polo Ralph Lauren is the enduring symbol of a modern-day American lifestyle: easy, energetic, young and cool. 32 33

I N D E X Distribution LUXOT TI C A G ROU P Distribution Luxot tica’s global distribution net work, including retail chains and a wholesale net work of third par t y stores, is one of the Group’s core strengths. It ex tends to both developed and emerging market s, where it has made As of December 31, 2016, Luxottica’s retail busi-ness consisted of 7,158 stores and 819 fran-chised locations. RETAIL BRANDS Luxottica’s retail stores sell not only prescription frames and sunglasses that the Group manu-factures but also a wide range of frames, lenses and ophthalmic products manufactured by other companies. In 2016, Luxottica’s proprietary and li-censed brands represented approximately 89% of the total net sales of frames by the Retail division. Founded in 1983, LensCrafters pioneered a revolutionary concept to combine eye care, eyewear and onsite labs to craft glasses in about an hour. Today, LensCrafters is the largest optical retail brand in North Ameri-ca in terms of sales. Mos t LensCraf ters s tores are located in high-traf fic commercial malls and shop - ping centers. A wide selec tion of premi-um prescription frames, sunglasses and high-qualit y lenses and optical produc ts made by Luxottica and other suppliers are available in most locations. Each location has an experienced doc tor, either an in-dependent or employed doctor of optom-etr y, who is focused on building patient relationships. All of the stores have access to the Group's state-of-the-ar t lens pro-cessing net work with the abilit y to craf t, surface, finish and fit lenses. substantial investment s over the last few years. Luxottica’s efficient distribution network makes it possible to maintain close contact with customers while maximizing the visibility of the Group’s brand portfolio. In addition, the Group’s expertise in the retail business has given it a unique understanding of consumer needs and tastes in key countries. All of this helps the Company achieve tight control and strategic optimization of brand diffusion, for both proprietary and licensed brands. The Group continues to invest in new channels of distribution, with a current emphasis on e-commerce. close contact with distributors in order to monitor sales and the quality of the points of sale. In 2002, Luxottica introduced the STARS pro-gram within its Wholesale division, a true service innovation that leverages Luxottica’s knowledge of local markets and brands to deliver fresh, high-turnover products to customers and maintain optimal inventory levels at each point of sale. By strengthening the partnership between Luxottica and its customers, this program directly manages product selection activities, assortment planning and automatic replenishment of Luxottica’s prod-ucts in the store, utilizing ad hoc systems, tools and state-of-the-art planning techniques. At the end of 2016, STARS served approximately 7,500 stores in the major European markets, the United States, the Middle East and emerging markets. As par t of its underlying commitment to customer satisfaction and industry innova-tion, LensCrafters has made significant in-vestments in technology including AccuFit Digital Measurement™, which provides a lens fit with five times greater precision than traditional methods. LensCrafters contin-ues its digital transformation in-store with associate iPads to enhance the customer’s omnichannel experience, and a digital eye exam experience, ClarifyeSM, in a growing number of locations WHOLESALE The wholesale distribution network covers more than 150 countries, with approximately 50 com-mercial subsidiaries in major markets and approx-imately 100 independent distributors in other less developed markets. Wholesale customers are mostly retailers of mid to premium-priced eye-wear, such as independent opticians, optical retail chains, specialty sun retailers, department stores, duty-free shops and online players. Certain brands, including Oakley, are also distributed to sporting goods stores and specialty sports locations. In 20 06, Luxot tica began to expand the LensCraf ters brand in China by acquiring and then rebranding local retail chains in Beijing, Shanghai, Guangdong and Hong Kong. In 2016, Luxottica opened approx-imately 80 LensCraf ters stores in Macy's department stores in the United States as part of the agreement announced in 2015. As of December 31, 2016, the Group oper-ated a retail network of 1,219 LensCrafters stores, of which 1,013 are in North America and the other 206 stores are in China and Hong Kong. RETAIL 29% With a strong portfolio of retail brands, Luxottica is well positioned to serve every segment of the market with a variety of differentiation points, in-cluding the latest designer and high-performance frames, advanced lens options, advanced eye care, everyday value and high-quality vision care health benefits. In addition to giving wholesale customers access to some of the most popular brands and models, Luxottica provides them with pre-and post-sale services to enhance their business and maintains 34 35 Wholesale net sales by geographic area Rest of the world North America Latin 10% Europe Pacific 14% 39% Asia America 8% Retail net sales by geographic area Latin America North America Asia Pacific29% 78% 12% 6% Europe 4%

I N D E X Distribution LUXOT TI C A G ROU P Acquired by Luxottica in 2004, Pearle Vision is one of the largest franchised optical re-tailers in North America. Built around the neighborhood doctor, Pearle Vision allows local business operators to provide trusted eye care to their patients with the support and resources of the Pearle Vision brand. OPSM is a leading eye care and eyewear retailer in Australia and New Zealand with more than 80 years of history. Through its world-class technology and exceptional ser-vice, OPSM’s goal is to raise the standard of eye health and eye care. In addition to its eye care services, OPSM is renowned for its exclusive range of optical frames and sun-glasses from international brands. Luxottica operates David Clulow, a premi-um optical retailer in the United Kingdom and Ireland. The brand emphasizes service, quality and fashion. Its targeted marketing reinforces these brand values and builds long-term relationships with customers. In addition to operating optical stores, David Clulow manages a number of designer sun-glass concessions in up-market department stores, further reinforcing its position as a premium brand in the United Kingdom. Founded in 1971 as a small kiosk in a Miami mall, Sunglass Hut has grown into one of the world’s leading destinations for the most sought-after high quality and performance sunglass brands. Stores can be found in fashionable shopping districts across the globe, from the Americas, Europe and the Middle East to Australia, South Africa, China and Southeast Asia and beyond, provid-ing consumers with a fun, highly engaging shopping experience. As of December 31, 2016, Pearle Vision operated 107 corporate stores and had 425 franchises throughout North America. As of December 31, 2016, Luxottica operated 306 corporate stores and 70 franchises. As of December 31, 2016, David Clulow operated 41 locations, one franchise and 74 sun concessions. Sunglass Hut has been expanding its pres-ence in developed markets and emerging markets, including Brazil, Mexico, Chile, India and Southeast Asia. In 2016, Sunglass Hut became the exclusive operator of sun-glasses concessions in 57 Galeries Lafayette and LE BHV MARAIS department stores across France. Sunglass Hut offers a con-sistent and connected experience across all customer touch-points including online, in-store, social and mobile, and utilizes in-store digital tools to access to an “endless aisle” assortment in every store location. As part of this strategy, the brand is investing in the digitalization of the in-store shopping expe-rience, particularly in North America, Brazil, the United Kingdom and Australia. With the acquisition of Cole National in 2004, Sears Optical and Target Optical, both licensed brands operating within their host stores, became part of the Luxottica retail network. The two brands, each with their own marketing positions within Luxottica, offer consumers the convenience of taking care of their optical needs while shopping at their preferred retailers. Laubman & Pank is renowned for high-quality eye care and personalized service in regional Australian markets. Founded in 1974 by t he merger of t wo brands that were star ted respec tively by Angelo Salmoiraghi and Angelo Viganò in the mid-nineteenth centur y, Salmoiraghi & Viganò is an Italian premium optical re-tail brand, with approximately 430 stores s pread throughout It aly. Salmoir aghi & Viganò became a part of the Group at the end of 2016. As of December 31, 2016, Luxottica man-aged 25 corporate owned stores and 20 franchises throughout Australia. As of December 31, 2016, Luxottica operat-ed 581 Sears Optical and 476 Target Optical locations throughout North America. As of December 31, 2016, Sunglass Hut op-erated a retail network of 3,269 stores world-wide, including 3,104 corporate stores across North America, Asia-Pacific, Europe, South Africa and Latin America and 165 franchised locations mainly in the Middle East and India. GMO, an optic al mar ket leader in L atin A meric a, bec ame a par t of Luxot tic a in J ul y 2011, fo ll o w i n g t h e a c q ui s i t io n of Multiópticas Inter nacional. Since it s be - ginning in the late 1990s, GMO has de - veloped a reputation for optical retail ex-cellence among consumers in Chile, Peru, Ec u a d o r a n d C o l o m b ia w i t h i t s s t r o n g Ó p t i c a s G M O a n d E c o n ó p t i c a s r e t a i l brands. EyeMed Vision Care is the second largest vision benefits company in the United States, servicing approximately 47 million members in large and medium-sized companies, as well as government entities. EyeMed mem-bers are enrolled through employer-spon-sored benefits sold directly by EyeMed or bundled with benefits offered by insurance companies. EyeMed offers the largest net-work of eyecare providers in the United States, including a diverse range of inde-pendent practitioners and retail locations that include Luxottica optical retail locations. As of December 31, 2016, Luxottica op-erated 387 Ópticas GMO stores and 104 Econópticas stores. 36 37

I N D E X Distribution LUXOT TI C A G ROU P E-COMMERCE Luxottica offers consumers around the globe a superior online shopping experience that lives up to the same high as its bricks and mortar loca-tions standards. Launched in 2008, SunglassHut.com has become the digital destination for consumers looking to find the latest trends and hottest premium sun-glasses. Over the years, the United Kingdom, Brazil, New Zealand and Mexico joined the United States, Canada and Australia in offering online shopping on their local Sunglass Hut websites. Additionally, Sunglass Hut redesigned its mobile and desktop sites across all countries to enhance customer experiences, storytelling and business performance. Specific focus has been given to the implementation of omnichannel scenarios that al-low the Company to seamlessly engage consum-ers across Sunglass Hut stores and the website. In 2016, Luxottica introduced a brand-new Ray-Ban retail concept, opening approx-imately 50 new Ray-Ban s tores in Main-land China, mainly converting certain of its pre-existing LensCrafters locations. In the United States the Group opened a flagship store in New York's Soho neighborhood. More than physical stores, they of fer an interactive space created for consumers to embrace the unique Ray-Ban experience and culture. As of December 31, 2016, Luxot tica op - erated 14 luxur y retail s tores under the Alain Mikli of which two are franchised. The stores are located in the most cosmopolitan cities worldwide. Oakley, Ray-Ban and Sunglass Hut e-commerce websites serve as important sales channels that complement Luxottica’s retail operations and wholesale distribution. The websites drive brand awareness and allow consumers to purchase products efficiently, extending superior customer service into the digital space. Ray-Ban.com was launched in the United States in 2009 and is home to the most extensive as-sortment of premium Ray-Ban, exclusive offerings and a consumer experience that is unique to the brand. Currently, Ray-Ban.com operates in 27 countries. Ray-Ban Remix, the online customiza-tion platform first launched in Europe in 2013, is a key driver of the brand's e-commerce expansion and its growing connection with millennials. Its success in allowing customers to personalize the style, material, lens color, engraving and other aspects of their Ray-Ban frames has led to Remix launches in the United States, Canada and China in 2014. Australia, Brazil, Japan and Hong Kong in 2015 and Mexico in 2016. In 2016 Ray-Ban.com introduced a 3D virtual try-on technology that gives Ray-Ban fans the ability to virtually try on thousands of frames and immediately find their preferred look. This technology renders images of each user with photo realism and matches them with the image of the frame by pulling together a 3D model that can be used to quickly compare different frames. The feature is available to mobile US users and in 2017 will be rolled out globally and made available also to desktop users. Luxottica plans to bring its e-commerce strategy to additional markets as the business matures. For example, the Group formed strategic partnerships in China to open both Ray-Ban and “O” stores within Tmall, the world’s largest local online mall. Founded in the 1970s, The Optical Shop of Aspen is known in the eyewear industry for its luxury prescription and sun eyewear and its first-class customer service. As of Decem-ber 31, 2016, Luxottica operated 7 stores in some of the most upscale and exclusive locations throughout the United States. Acquired in 2014, Glasses.com continues to serve as an innovation lab focused on improving the eyewear e-commerce experience for consum-ers and patients and lending its capabilities to Luxottica’s other retail brands. As of December 31, 2016, the Group oper-ated 330 Oakley “O” stores worldwide (in-cluding 83 franchised locations), offering a full range of Oakley products including sun-glasses, apparel, footwear and accessories. These stores are designed and merchan-dised to immerse consumers in the Oakley brand through innovative use of product presentation, graphics and original audio and visual elements. In the United States, Oakley “O” stores are in major shopping centers. Oakley’s retail operations are also located in Latin America, Europe and the Asia-Pacific region. ILORI is Luxottica’s luxury sun retail brand, with 13 stores in North America as of De-cember 31, 2016, including flagship stores in SoHo, New York and Beverly Hills, Cal-ifornia. ILORI caters to an elite clientele, offering highly-personalized service and exclusive brands and collections. Oakley.com provides a digital window into the Oakley brand, presenting the most comprehen-sive assortment of Oakley products globally and an e-commerce channel across multiple markets including the United States, Canada, Australia, Japan, Brazil and 16 countries in Europe. Its online custom eyewear experience gives Oakley fans the ability to customize their favorite models from Jawbreaker to Frogskins, selecting frame color, lens tint, personalized etching and other features. As of December 31, 2016, Luxottica operated 24 luxury retail stores under the Oliver Peoples name, which sell Oliver Peoples branded products exclusively. Five Oliver Peoples retail locations are operated under license. 38 39

INDEX
LUXOTTICA GROUP

Ray-Ban
GENUINE SINCE 1937

In 2016, Luxottica introduced a brand-new Ray-Ban retail concept, opening approximately 50 new Ray-Ban stores in Mainland China, mainly converting certain of its pre-existing LensCrafters locations. In the United States the Group opened a flagship store in New York's Soho neighborhood. More than physical stores, they offer an interactive space created for consumers to embrace the unique Ray-Ban experience and culture.

OAKLEY

As of December 31, 2016, the Group operated 330 Oakley "O" stores worldwide (including 83 franchised locations), offering a full range of Oakley products including sunglasses, apparel, footwear and accessories. These stores are designed and merchandised to immerse consumers in the Oakley brand through innovative use of product presentation, graphics and original audio and visual elements.

In the United States, Oakley "O" stores are in major shopping centers. Oakley's retail operations are also located in Latin America, Europe and the Asia-Pacific region.

OLIVER PEOPLES

As of December 31, 2016, Luxottica operated 24 luxury retail stores under the Oliver Peoples name, which sell Oliver Peoples branded products exclusively. Five Oliver Peoples retail locations are operated under license.

alain mikli
paris

As of December 31, 2016, Luxottica operated 14 luxury retail stores under the Alain Mikli of which two are franchised. The stores are located in the most cosmopolitan cities worldwide.

OPTICAL SHOP OF ASPEN

Founded in the 1970s, The Optical Shop of Aspen is known in the eyewear industry for its luxury prescription and sun eyewear and its first-class customer service. As of December 31, 2016, Luxottica operated 7 stores in some of the most upscale and exclusive locations throughout the United States.

ILORI

ILORI is Luxottica's luxury sun retail brand, with 13 stores in North America as of December 31, 2016, including flagship stores in SoHo, New York and Beverly Hills, California. ILORI caters to an elite clientele, offering highly-personalized service and exclusive brands and collections.

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Distribution

E-COMMERCE

Luxottica offers consumers around the globe a superior online shopping experience that lives up to the same high as its bricks and mortar locations standards.

Oakley, Ray-Ban and Sunglass Hut e-commerce websites serve as important sales channels that complement Luxottica's retail operations and wholesale distribution. The websites drive brand awareness and allow consumers to purchase products efficiently, extending superior customer service into the digital space.

Ray-Ban.com was launched in the United States in 2009 and is home to the most extensive assortment of premium Ray-Ban, exclusive offerings and a consumer experience that is unique to the brand. Currently, Ray-Ban.com operates in 27 countries. Ray-Ban Remix, the online customization platform first launched in Europe in 2013, is a key driver of the brand's e-commerce expansion and its growing connection with millennials. Its success in allowing customers to personalize the style, material, lens color, engraving and other aspects of their Ray-Ban frames has led to Remix launches in the United States, Canada and China in 2014. Australia, Brazil, Japan and Hong Kong in 2015 and Mexico in 2016. In 2016 Ray-Ban.com introduced a 3D virtual try-on technology that gives Ray-Ban fans the ability to virtually try on thousands of frames and immediately find their preferred look. This technology renders images of each user with photo realism and matches them with the image of the frame by pulling together a 3D model that can be used to quickly compare different frames. The feature is available to mobile US users and in 2017 will be rolled out globally and made available also to desktop users.

Oakley.com provides a digital window into the Oakley brand, presenting the most comprehensive assortment of Oakley products globally and an e-commerce channel across multiple markets including the United States, Canada, Australia, Japan, Brazil and 16 countries in Europe. Its online custom eyewear experience gives Oakley fans the ability to customize their favorite models from Jawbreaker to Frogskins, selecting frame color, lens tint, personalized etching and other features.

Launched in 2008, SunglassHut.com has become the digital destination for consumers looking to find the latest trends and hottest premium sunglasses. Over the years, the United Kingdom, Brazil, New Zealand and Mexico joined the United States, Canada and Australia in offering online shopping on their local Sunglass Hut websites. Additionally, Sunglass Hut redesigned its mobile and desktop sites across all countries to enhance customer experiences, storytelling and business performance. Specific focus has been given to the implementation of omnichannel scenarios that allow the Company to seamlessly engage consumers across Sunglass Hut stores and the website.

Luxottica plans to bring its e-commerce strategy to additional markets as the business matures. For example, the Group formed strategic partnerships in China to open both Ray-Ban and "O" stores within Tmall, the world's largest local online mall.

Acquired in 2014, Glasses.com continues to serve as an innovation lab focused on improving the eyewear e-commerce experience for consumers and patients and lending its capabilities to Luxottica's other retail brands.

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I N D E X People LUXOT TI C A G ROU P Given the results achieved in organizational ef-fectiveness and the positive impact on employee engagement, in 2016 the Group decided to continue the Pulse Survey, the tool Luxottica uses to measure the feedback culture within the Company. All managers, in partnership with local HR teams in each geography and business units, have continued to hold regular ‘‘Meaningful Con-versations’’ with their staff. As measured in the 2016 survey, at least 88% of respondents said they had had a Meaningful Conversation with their managers in the past three months. These results were aided by training and promotion activities as well as a new global community dedicated to all Luxottica employees called IMPACT, a personal and professional growth opportunity to increase one’s personal impact in the Company. People A s of December 31, 2016, Luxot tica Group had 82,282 employees, of which 58.3% were dedicated to the retail business, 11.4% to the wholesale business and 29.7% to produc tion ac tivities. Corporate based in Milan represent 0.6% of the total Group work force. In terms of geographic distribution, 50.8% of the total Luxot tica work force operates in Nor th America, 17.5% in Europe, 24.3% in A sia-Pacific, 6.6% in Latin America The Code of Ethics In 2016, all Group geographies were involved in a global effort to support the Luxottica Code of Ethics. Starting in March, all employees were in-vited to a series of training initiatives, designed and delivered by local HR teams. These initiatives ranged from face-to-face trainings to online cours-es and were all completed by a final Learning Questionnaire to test the effectiveness of the training. Approximately 80% of the Group's em-ployees successfully completed the training and the Learning Questionnaire which showed great awareness about the contents and principles of our Code of Ethics. and 0.8% in the Middle East and South Africa. The success of Luxottica and its Human Resourc-es strategy in 2016 was based on the following elements: a dedicated focus on the employee, development of key skill sets, realization of career potential and a merit-based work environment free of discrimination. The strategic pillars set forth above are detailed in the initiatives and ac-tivities described below. A desire for strong leadership at every organi-zational level resulted in the launch of several regional initiatives coordinated by the Corporate Learning & Development Team. The Group con-cluded the Personal Excellence program which started in 2015, and targeted the most talented leaders in the organization. This nine-month pro-gram offered three training modules where senior managers, in order to continue to develop in their role, focused on their own leadership style and acquired additional managerial skills. At regional level, two other initiatives were further promoted: the Leadership Lab, which helps managers from different businesses across Europe create their own authentic leadership style by developing self-awareness, personal vision and their ability to enhance team performance, and the Coach-ing Academy, which focuses on strengthening coaching skills in middle managers to support a culture of feedback within the different regions. In 2016, two editions of the Coaching Academy took place, one in North America and one in Greater China. DEVELOPMENT AND ORGANIZATIONAL WELLNESS INITIATIVES Personal and professional development In 2016, Luxottica further developed its initiatives supporting professional requirements planning and technical and managerial career develop-ment. It also consolidated strategies at the region-al level, directing greater attention to the specific needs of management and teams in different markets. New initiatives were launched to sup-port functional and organizational development, such as the International Finance Academy, held in April 2016 where an international group of 28 Finance and Control professionals participated. 42 43 Distribution of employees by business area Corporate Retail 58.3% 82,282 Employees Operations 29.6% 0.7% Wholesale 11.4% Distribution of employees by geographic area Middle East Latin America & South Africa Europe 50.7% 17.5% 82,282 Employees 24.3% Asia-Pacific 6.7% 0.8% North America

I N D E X Sustainability LUXOT TI C A G ROU P Sustainabilit y #TOSEETHEBE AUT YOFLIFE The environment is a crucial factor in Luxottica’s vision of sustainability. The Company was founded in what is today the National Park of the Belluno Dolomites. The attention and respect the Group pays to this land of extraordinary beauty and uni-versal value, declared a UNESCO World Heritage Site, is part of its DNA and has accompanied its growth over time. Therefore, the desire to pre-serve resources and promote the beauty of nature and the landscape, reducing the impact of its activities on the environment, has deep roots and strong reasons behind it. And every day it inspires the sustainable actions and decisions taken in all the countries where the Group operates. High quality glasses and lenses, the result of continuous design, material and technology inno-vations, are complemented by the cutting-edge ophthalmic treatments available in the Group’s optical retail stores around the world. Luxottica is committed to addressing the growing demand for eyecare by delivering fashionable eyewear collections that are essential for improv-ing and protecting eyesight, as well as emphasiz-ing the beauty of the eyes and communicating one’s unique style. Is the Luxot tica vision that inspires it s sustainable business approach and an integral par t of the Group’s strategy. It stems from a notion of universal beaut y, visible to ever yone, that assumes a tangible form in the search for a balance bet ween well-being, respec t for the environment, ethic s SOCIAL EQUITY Due to its pragmatic and uncompromising approach focused on excellence, the Group has set increas-ingly challenging sustainability goals for itself that go beyond the standards required by regulations, draw-ing on best practices from the international arena. Since the beginning, Luxottica has stood out as a socially responsible company, ready and able to respond to changes and the emergence of new requirements with innovative solutions. This is a role it will play in an increasingly insightful manner to promote well-being and social equality in the countries where it operates, as well as the profes-sional and personal growth, health and safety of its employees. and the transparenc y of relations. Luxottica’s vision of sustainability is founded on four pillars that correspond to specific commitments and concrete initiatives. When defining these pillars the Group took much of its inspiration from two of the most recent milestones: the UN 2030 Agenda, which established the sustainable development goals to be met by 2030, and the Paris Climate Change Conference (COP21), which defined a glob-al action plan to avoid dangerous climate change by limiting global warming to well below 2ºC. To see the beauty of life PROTECTING ENVIRONMENT Commitment to excellence Visual well-being Social equity Protecting environment For Luxottica environmental sustainability is rooted in its bond with the communities where it operates, which it has protected and promoted since the construction of its first building in Agordo among the Belluno Dolomites, now a National Park. COMMITMENT TO EXCELLENCE Luxottica has always strived to make the best eyewear in the world, innovative in design and excellent in quality, so people can enjoy the beau-ty of life in every aspect of the world. A world to understand, protect and promote. Leveraging on the excellence of the Group, Luxottica makes an increasingly greater contribution to the economic and social progress of the com-munities in which it operates, the protection of the environment and the promotion of the territory, thus forming a connection between its economic and financial results and the creation of shared value. In its continuous quest for excellence, Luxottica’s ability to reinvent itself and innovate responsibly are part of the Company’s story and character-istic of its business approach. This commitment can be seen everywhere and shapes Luxottica’s long-term goals and success. It is a reflection of the Group’s untiring desire to keep evolving and improving while staying faithful to its principles. This is an important responsibility that involves the entire organization in its various business ar-eas and locations. Technological innovation and the ongoing investments aimed at improving activities and processes make the entire value chain increasingly sustainable in terms of water and energy consumption, CO2 emissions, and the production and recycling of waste. This is the beauty of looking ahead and seeing a better future; the beauty of defining one’s person-al style in a creative and informed way; the beauty of eyewear designed for both seeing and seeing ourselves in the best possible light. For Luxottica, there is beauty in sustainability. Evidence of this vision is found in the Code of Ethics, which outlines the key principles and val-ues that inspire Luxottica’s ethical and responsible way of doing business. Due to its fundamental importance, the Code is applied to all companies, geographies and functions of the organization, and must be adopted by all stakeholders that have direct relations with Luxottica, including em-ployees, partners and suppliers. VISUAL WELL-BEING Luxottica promotes the well-being and health of the eyes through the quality of its products and its world-class customer service in stores and online. In fact, sustainability in its wider meaning - envi-ronmental, social, economic - is a principle that has deep roots in the Luxottica story, becoming part of the company culture over the years and permeating the entire value chain. 44 45

3Group results in 2016 > Index 47

I N D E X Group results G R OU P R E SULT S I N 2 016 Group results 2016 was another year of grow th for Luxot tica Group. Consolidated sales rose to more than Euro 9 billion, accelerating in the four th quar ter compared to the first nine months of the year. The Group reached a record high for it s net profit of Euro 851 REPORTED RESULTS FOR FULL YEAR 20161 exchange rates(2) exchange rates Group net sales 8,837 9,086 +3.9% +2.8% Wholesale division 3,593 3,528 -0.4% -1.8% Retail division 5,244 5,558 +6.8% +6.0% Operating income 1,376 1,345 - -2.3% Net income attributable to Luxottica Group stockholders 804 851 - +5.8% Earnings per share 1.68 1.77 - +5.8% Earnings per share in US$ 1.86 1.96 - +5.6% ADJUSTED3,5 RESULTS FOR FULL YEAR 20161 Group adjusted net sales 9,011 9,086 +1.9% +0.8% million on a repor ted basis on an adjusted basis3, 5. and Euro 882 million Wholesale division 3,593 3,528 -0.4% -1.8% Retail division 5,418 5,558 +3.4% +2.6% Adjusted operating income 1,443 1,432 - -0.7% Adj. net income attributable to Luxottica Group stockholders 854 882 - +3.3% Adj. earnings per share 1.78 1.84 - +3.3% Over the past year, the Group initiated a phase of profound change to strengthen its vertically inte-grated business model and foster organizational simplification, speed up decision making and exe-cution of strategies and improve efficiency and in-tegration of the various business areas, including the integration of Oakley's sports channel. These include the creation of three new large logistics-production hubs that integrate the pro-duction and distribution of lenses and frames in Italy, the United States and China. The Group also continued to expand into new markets, to evolve the omnichannel experience of its retail network, and to strengthen digital marketing and innovate its e-commerce platforms, thanks to the progressive roll-out of in-store digital windows and the evolution of the Virtual Try-on technology on Ray-Ban.com. Adj. earnings per share in US$ 1.98 2.04 - +3.1% On the upside, the Retail segment delivered net sales growth of 3.4% at constant exchange rates2 (+2.6% at current exchange rates). The Group's key retail chains continued to drive the industry's evolution towards innovative business models covering in-store, online and omnichannel, to offer consumers a more meaningful digital experience. Sunglass Hut confirmed its leadership in the sun segment with revenue growth of 8.1% at constant exchange rates2, while LensCrafters in North Amer-ica strengthened its brand equity and reported a net sales increase of 1.3% in US dollars. In Aus-tralia, a review of the assortments in OPSM stores proved successful during the year, with a gradual improvement in comparable store sales4. In Latin America, GMO maintained its solid growth trend. GROUP PERFORMANCE FOR THE FULL YEAR 20161 Luxottica also implemented several important ini-tiatives to improve the quality of sales and protect the equity of its brands and the business of whole-sale customers, introducing the "MAP policy" (Min-imum Advertised Price) in North America, cleaning the distribution channels in Mainland China, har-monizing its prices across different markets and reducing in-store and online promotions sharply. In 2016, the Group recorded net sales growth of 1.9% at constant exchange rates2 (+0.8% at cur-rent exchange rates) to over Euro 9 billion. The acquisition of Salmoiraghi & Viganò, a leading optical retail brand in Italy, marked the end of 2016, while in January 2017 Delfin, the Group's majority shareholder, and Essilor announced the signing of an agreement to create an integrated player in the eyewear industry. The objective of the combined company will be to meet the growing needs of the vision care market and consumer demand for premium brands. The transaction is subject to several conditions precedent, including approval by the shareholders of Essilor as well as regulatory approvals from various antitrust authorities. In 2016, the Wholesale segment’s net sales re-mained almost unchanged from the previous year at constant exchange rates2 (-1.8% at current exchange rates), mainly due to the adoption of the "MAP policy" in North America and the re-structuring of the distribution network in Mainland China. Both initiatives have allowed the Group to enhance the quality of its distribution network and strengthen the equity of its brands. Major investments were made in 2016 to strength-en the foundation of the Group’s organization and businesses around the world. Important initiatives have been dedicated to the development of the Group’s operations. 48 49 Change at constant Change at current (Millions of Euro)FY 2015 FY 2016 exchange rates(2) exchange rates Change at constant Change at current (Millions of Euro)FY 2015 FY 2016

I N D E X Group results G R OU P R E SULT S I N 2 016 On the other hand, the adjusted3,5 operating margin for the Retail segment was down by 100 bps to 13.7%, mainly due to investments in digi-talization and retail expansion. The organizational simplification and restructuring of certain business areas resulted in pre-tax extraordinary costs of approximately Euro 87 million5 for the year. Free cash flow3 generation was Euro 664 million for the twelve-month period ended December 31, 2016. Net debt3 as of December 31, 2016 was Euro 1,177 million, with a net debt /adjusted3,5 EBITDA ratio of 0.6x (0.5x excluding the buyback plan). Adjusted3,5 net income for fiscal 2016 amounted to Euro 882 million, an increase of 3.3% year-over-year and adjusted3,5 EPS (earnings per share) of Euro 1.84 (US$ 2.04 at the exchange rate of €/ US$ of 1.1069). The Group's e-commerce platforms in 2016 de-livered excellent results, up by 24% at constant exchange rates2. Ray-Ban.com, Oakley.com and SunglassHut.com further established themselves as the consumer favorites for buying branded eyewear online. constant exchange rates2) due to the temporary effect of the “MAP policy” adoption. The results of the Asia-Pacific region were similarly affected by the deep restructuring of the distribution chan-nels in Mainland China. While Mainland China has recovered in the first few weeks of 2017, its performance weighed on the overall sales in the region, which were down by 1.9% at constant exchange rates2. Southeast Asia, India and Japan have confirmed a solid growth. 1. Comparisons, including percentage changes, are between the three and twelve-month periods ended December 31, 2016 and 2015 Figures at constant exchange rates have been calculated using the average exchange rates in effect for the corresponding period in the previous year. For further information, please refer to the attached tables. Adjusted net sales is not a measure in accordance with IFRS. For further information, please refer to appendix tables of the press release on FY2016 results (“Record net sales and net income for 2016”), published on March 1, 2017 in the “Media” sec-tion of the Group’s corporate website www.luxottica.com. “Comps” or “Comparable store sales” reflect the change in sales from one period to another that, for comparison purposes, includes in the calculation only stores open in the more recent period that also were open during the comparable prior period, and applies to both periods the average exchange rate for the prior period and the same geographic area. The adjusted data for the twelve-month period ended December 31, 2016 take into account: (i) restructuring and reorganiza-tion costs of Euro 69.5 million (Euro 55.0 million net of taxes); (ii) non-recurring expenses of Euro 17.4 million (Euro 12.0 million net of taxes) related to the departure of Adil Mehboob-Khan as CEO for markets and the Oakley integration; and (iii) non-re-curring income of Euro 35.7 million related to the acquisition of Salmoiraghi & Viganò. The adjusted data for the twelve-month period ended December 31, 2015 does not take into account (i) a change in the presentation of a component of EyeMed net sales that was previously included on a gross basis and in 2015 was included on a net basis due to a change in the terms of an insurance underwriting agreement (the “EyeMed adjustment”), resulting in a reduction to net sales on a reported basis of approximately Euro 174.3 million in the twelve-month period ended December 31, 2015, and (ii) costs related to the Oakley integration and other restructuring activities in 2015 of Euro 66.4 million on operating profit (Euro 49.8 million net of taxes). 2. In terms of geographies, in 2016 Europe con-firmed its positive trend with net sales up 6.9% at constant exchange rates2 (driven in particular by Italy, the United Kingdom, Spain and Eastern Europe), while Latin America reported a strong net sales increase (+10% at constant exchange rates2) thanks to the significant growth of the Mexican market and a positive performance in Brazil. In North America, net sales3,5 at constant exchange rates2 were up 0.8%. The results were driven by the Retail segment’s growth (+1.7% at constant exchange rates2), which more than offset the decline in the Wholesale segment (-2.6% at 3. 4. Due to incremental investments, the Group’s ad-justed operating income was Euro 1,432 million 3,5 5. in 2016, with an adjusted3,5 operating margin of 15.8%, down by 20 bps from 2015. With almost unchanged sales, the adjusted3,5 operating margin expanded by 20 bps to 24.1% for the Wholesale segment, beginning to benefit from the synergies of the Oakley integration and the organization's efficiency. 50 51 Adjusted3,5 EBITDA and operating income (millions of Euro) 2015 2016 Adjusted3,5 Ebitda Adjusted3,5 operating income 1,432 1,945 1,443 1,920 Adjusted3,5 net incomeAdjusted3,5 EPS (millions of Euro)(Euro) 20152015 20162016 882 1.84 854 1.78 Adjusted3,5 net salesAdjusted3,5 operating (millions of Euro)income by division (millions of Euro) 20159,011 2015 20169,086 2016 Wholesale 850 Retail 762 Wholesale 3,528 Retail 5,558 Wholesale 860 Retail 798 Wholesale 3,593 Retail 5,418

4 Other information > Index 53

I N D E X Other information OTH E R I N FOR MAT I ON 2012-2016 EVOLUTION OF NUMBER OF STORES SHARE CAPITAL AND DIVIDEND PER SHARE 1990 45,050,000 450,500,000 0.025 LensCrafters 968 958 942 933 1,013 1991 45,050,000 450,500,000 0.028 Sunglass Hut 1,912 1,897 1,901 1,923 1,875 1992 45,050,000 450,500,000 0.031 Sears Optical 775 726 638 623 581 1993 45,050,000 450,500,000 0.037 Target Optical 331 335 346 390 476 1994 45,050,000 450,500,000 0.041 Oakley 148 163 178 178 188 1995 45,050,000 450,500,000 0.045 1996 45,050,000 450,500,000 0.052 1997 45,050,000 450,500,000 0.063 Sunglass Hut 249 274 283 298 315 1998 225,250,000 450,500,000 0.074 OPSM 392 363 340 309 306 1999 225,269,800 450,539,600 0.085 2000 451,582,300 451,582,300 0.140 2001 452,865,817 452,865,817 0.170 LensCrafters 210 228 262 298 206 2002 454,263,600 454,263,600 0.210 2003 454,477,033 454,477,033 0.210 2004 455,205,473 455,205,473 0.230 Sunglass Hut 212 265 323 358 434 2005 457,975,723 457,975,723 0.290 2006 460,216,248 460,216,248 0.420 2007 462,623,620 462,623,620 0.490 Sunglass Hut 120 122 131 140 140 2008 463,368,233 463,368,233 0.220 2009 464,386,383 464,386,383 0.350 2010 466,077,210 466,077,210 0.440 GMO 451 475 474 476 491 2011 467,335,177 467,335,177 0.490 Sunglass Hut 126 197 232 279 315 2012 473,238,197 473,238,197 0.580 2013 477,560,673 477,560,673 0.650 2014 481,671,583 481,671,583 1.440(4) 2015 483,653,333 483,653,333 0.890(5) (1) (2) 1 ADS = 1 ordinary share Figures until 1999 have been retroactively adjusted to reflect the five-for-one stock split which was effective April 16, 1998, and the two-for-one stock split which was effective June 26, 2000 Figures through 1999 have been calculated converting the dividend in Italian Lira by the fixed rate of Lire 1,936.27 = Euro 1.00. Beginning with the 2000 financial statements the dividend is declared in Euro It is comprised of an ordinary dividend amounting to Euro 0.72 per share and an extraordinary dividend amounting to Euro 0.72 per share Proposed by the Board of Directors and to be submitted for approval to the Annual General Meeting on April 28, 2017 (3) (4) (5) 54 55 2016 484,176,083 484,176,083 0.92(4) Group total 6,960 7,051 7,084 7,265 7,977 Latin America584 679 714 764 831 Africa & Middle East155 159 177 195 198 Europe312 384 442 490 1,005 Greater China217 243 277 334 306 Asia-Pacific874 844 843 854 929 North America4,818 4,742 4,631 4,628 4,708 Number of sharesAdjusted number of sharesGross dividend per ordinary authorized and issued authorized and issued share (or American as of December 31 as of December 31(2) Depositary Share) (1,3) 2012 2013 2014 2015 2016

I N D E X Other information OTH E R I N FOR MAT I ON 1990-2016 LUXOTTICA SHARE PERFORMANCE - NYSE (US$) 2000-2016 LUXOTTICA SHARE PERFORMANCE - MTA (EURO) Year Low High Average Closing Year change volumes 2000 15.239 17.618 16.530 15.356 17%(3) 211,328 1990(1) 0.794 1.456 1.089 1.019 7%(2) 989,578 2001 13.409 20.620 17.096 18.430 20% 117,744 1991 0.988 2.750 1.822 2.750 170% 390,719 2002 11.750 22.950 17.380 12.576 -32% 204,110 1992 2.250 3.281 2.852 2.513 -9% 313,051 2003 9.248 14.820 12.231 13.700 9% 458,682 1993 2.025 2.950 2.373 2.925 16% 231,107 2004 12.427 15.512 13.911 14.995 10% 671,783 1994 2.787 3.625 3.279 3.413 17% 189,325 2005 15.110 21.940 18.109 21.430 43% 789,552 1995 3.175 5.950 4.180 5.850 71% 417,048 2006 19.300 24.460 22.512 23.280 9% 869,788 1996 5.212 8.100 7.033 5.213 -11% 348,201 2007 22.720 28.790 24.640 21.750 -7% 1,306,403 1997 5.125 6.988 6.092 6.250 20% 427,059 2008 12.670 21.150 16.493 12.670 -42% 2,058,049 1998 3.875 9.494 6.964 6.000 -4% 342,659 2009 9.610 18.250 14.910 18.050 43% 1,110,437 1999 5.000 10.313 7.613 8.781 46% 354,464 2010 17.820 23.170 19.974 22.800 26% 938,423 2000 7.969 17.000 12.945 13.750 57% 222,136 2011 18.730 23.490 21.529 21.700 -5% 783,864 2001 12.150 17.990 15.283 16.480 20% 248,020 2012 21.760 31.700 27.480 31.070 43% 908,854 2002 11.820 20.850 16.184 13.650 -18% 273,378 2013 31.910 42.650 38.302 38.950 25% 631,328 2003 10.230 18.150 13.877 17.400 28% 156,275 2014 35.700 45.500 40.620 45.500 17% 759,199 2004 15.180 20.390 17.344 20.390 17% 80,921 2015 44.910 67.450 59.345 60.400 33% 736,417 2005 19.690 25.830 22.408 25.310 24% 70,244 2006 24.360 31.390 28.303 30.670 21% 76,514 2007 29.700 39.380 33.699 31.490 3% 127,972 2008 15.980 30.920 24.228 18.120 -43% 251,319 2009 11.880 26.910 20.991 25.680 42% 145,041 2010 22.590 30.620 26.502 30.620 19% 88,537 2011 25.070 34.400 29.991 27.930 -9% 86,878 2012 27.520 41.730 35.345 41.350 48% 117,866 2013 41.930 55.700 50.854 53.920 30% 85,147 2014 45.340 58.730 53.870 54.470 1% 68,253 2015 53.360 73.950 65.784 64.860 19% 53,047 (1) Amounts have been retroactively adjusted to reflect the five-for-one stock split which was effective April 16, 1998, and the two-for-one stock split which was effective June 26, 2000 From IPO (January 24, 1990) From IPO (December 4, 2000) (2) (3) 56 57 2016 45.010 63.850 52.676 53.700 -17.2% 47,776 2016 40.550 58.850 47.715 51.100 -15.4% 578,000 Average Year Low High Average Closing Year change Average Volumes

LUXOTTICA GROUP S.p.A. REGISTERED OFFICE AND HEADQUARTERS Piazzale L. Cadorna, 3 - 20123 Milan - Italy Tel. +39 02 86334.1 - Fax +39 02 8633 4636 E-mail: info@luxottica.com Fiscal code and Milan company register no. 00891030272 VAT no. 10182640150 INVESTOR RELATIONS Piazzale L. Cadorna, 3 - 20123 Milan - Italy Tel. +39 02 8633 4870 - Fax +39 02 8633 4092 E-mail: investorrelations@luxottica.com App: Luxottica4Investors CORPORATE COMMUNICATIONS Piazzale L. Cadorna, 3 - 20123 Milan - Italy Tel. +39 02 86334.1 E-mail: corporate.communication@luxottica.com CORPORATE WEBSITE www.luxottica.com LUXOTTICA ON SOCIAL MEDIA twitter.com/luxottica youtube.com/luxotticagroup facebook.com/luxottica instagram.com/luxottica linkedin.com/company/luxottica slideshare.net/luxotticagroup pinterest.com/luxottica google.com/+luxottica LUXOTTICA.COM Photo: Steven Klein Design: The Visual Agency Printing: Grafiche Antiga (Italia)